UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2020

AngioSoma, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	333-170315	27-3480481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042

(Address of principal executive offices)

832-781-8521
www.AngioSoma.com

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	SOAN	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective August 23, 2020 the issuer’s subsidiary, SomaCeuticals, Inc. entered into an exclusive global license agreement with 7 to Stand, Inc. for the rights to U.S. patent 10,610,592 issued to Fabrizio de Silvestri, Terni, Italy, as inventor, April 7, 2020 for treatment of Multiple Sclerosis(MS).

Multiple Sclerosis (MS) is a chronic disease in which the immune system of the individual attacks the central nervous system and affects the nerve cells. The disease can manifest with a wide range of neurological symptoms and can progress to total physical and cognitive disability. There are many different symptoms of MS, including fatigue, numbness, walking and balance problems, bladder dysfunction, bowel dysfunction, vision problems, dizziness and vertigo, sexual dysfunction, pain, cognitive dysfunction, emotional changes, depression and spasticity.

There is no known cure using current treatments and is the most common immune-mediated disorder affecting the central nervous system. With over 2.3 million people affected and with each individual spending approximately $70,000 per year, MS ranked eighth by drug invoice spending among the top therapeutic classes in the U.S. in 2016, representing nearly $19 billion in drug spending alone.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

99.1 Press Release dated August 24, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AngioSoma, Inc.

Dated: August 24, 2020	By: /s/ Alex K. Blankenship
Name: Alex K. Blankenship Title: President and CEO